Exhibit 10.1
MASTER SERVICES AGREEMENT
     THIS MASTER SERVICES AGREEMENT (the “Agreement”) is entered into as of the 14th day of February, 2008 (the “Effective Date”) by and between The Sun-Times Company, a Delaware corporation (“Customer”), having its principal office at 350 N. Orleans St., Chicago, Illinois 60654, on behalf of itself and each affiliate that elects to execute and deliver a “Statement of Work” substantially in the form attached hereto, and Affinity Express, Inc., a Delaware corporation having its principal office at 2200 Point Blvd., Suite 130, Elgin, IL 60123 (“AE”).
R E C I T A L S:
     WHEREAS, certain of Customer’s affiliates publish newspapers (“Newspapers”) and own related print businesses;
     WHEREAS, AE is a provider of graphic print production services; and
     WHEREAS, Customer wishes to engage AE to provide certain graphic print production services and AE is willing and able to provide such services to Customer, all on the terms and subject to the conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:
ARTICLE 1
SERVICES
     1.1 Services.
     (a) Subject to the terms and conditions of this Agreement, Customer hereby engages AE to render on a nonexclusive basis, and AE hereby agrees to provide, the services (the “Services”), which for purposes of this Agreement means the services, functions, processes and responsibilities described in one or more statements of work attached hereto (each a “Statement of Work” or “SOW”).
     In the event of a conflict between the terms of this Agreement and the terms of a SOW, the terms of the body of this Agreement shall prevail unless the SOW specifically states that such term is to override the term set forth herein. Neither this Agreement, nor any SOW, may be modified or amended except via a written document signed by an authorized representative of both parties.
     (b) As part of the Services, AE hereby grants Customer during the Term a limited, non-exclusive, nontransferable license (the “Software License”) to use the Asura Pro software applications, 2 Replistor applications, WebSphere Express 800 units and the Guss software application solely on an ASP basis, as hosted by AE on its servers. As used herein “ASP” shall mean application service provider, as such term is commonly understood in the software industry and “Software” shall mean the following: the Mediaspectrum Software, 2 Asura Pro software applications, 2 Replistor applications, WebSphere Express 800 units and the Guss software application.
     (c) As part of the Services, AE hereby grants Customer a perpetual limited, non-exclusive, nontransferable license (the “Mediaspectrum License”) to use the Mediaspectrum Software solely on an ASP basis, as hosted by AE on its servers.
     As used herein “Mediaspectrum Software” shall mean the following software licensed by AE from Mediaspectrum, Inc. (“Mediaspectrum”): Mediaspectrum Enginebridge Software Components, Mediaspectrum AdWatchEX, Mediaspectrum AdDrop — support for both content collection and manual order capture, Mediaspectrum eProofs, Plug in for Flash Ads, Plug in for Quark and Plug in for InDesign.
     Mediaspectrum requires that AE pass through to Customer and Customer hereby acknowledges and agrees that its license and use of the Mediaspectrum Software hereunder is governed by and Customer shall be subject to the additional license terms as specified on Schedule 1.1(c) attached hereto.
     The parties acknowledge and agree that any time the Agreement is terminated in accordance with the terms herein, Customer may directly license from Mediaspectrum the use of the Mediaspectrum Software. Upon a written notice executed by Mediaspectrum and Customer indicating that such direct license has occurred, AE shall deliver the Mediaspectrum Software to Customer.
     (d) As part of the Services, Customer hereby buys and AE hereby sells to Customer the hardware listed on Schedule 1.1(d) attached hereto (the “Hardware”). AE shall and Customer hereby grants AE the right and license to retain, host and use the Hardware during the Term to provide the Services for and on behalf of Customer as specified hereunder.
     1.2 Delivery Schedule.
          (a) AE shall perform the Services in accordance with the delivery schedule to be agreed upon by the parties and included in each Statement of Work.
          (b) As reasonably agreed to by the parties, the parties will meet to review the delivery schedule and discuss any appropriate changes thereto.
     1.3 Responsibilities.
            Each party will be responsible to provide the services and obligations as specified to be performed by such party in the applicable SOW. In addition, each party will reasonably cooperate with the other party in taking actions, executing documents and providing timely information and feedback as appropriate, to achieve the objectives of this Agreement and each SOW. Customer agrees that AE’s performance is partially dependent upon Customer’s timely and effective cooperation with AE. Accordingly, Customer acknowledges that any delay by Customer may result in AE being released from an obligation or scheduled deadline or in Customer having to pay extra fees for AE’s agreement to meet a specific obligation or deadline despite the delay based on the fee rate set forth in the applicable SOW.
ARTICLE 2
ACCEPTANCE; TITLE
     2.1 Acceptance. The procedure for acceptance by Customer from AE of deliverables (“Customer Deliverables”), if any, is set forth in the applicable Statement of Work.
     2.2 Title. Except as specified otherwise in an SOW, title to any deliverables and materials provided by Customer shall remain with Customer and title to the final deliverable (the “Customer Property”) shall vest in Customer when such deliverable has been delivered to Customer pursuant to this Agreement, provided that AE or its licensors shall retain ownership of all information, materials, deliverable and other property owned by it prior to this Agreement or which it develops independently of this Agreement, including any templates and content (images, photos, etc.) used by AE in the performance of the Services (“AE Property”), whether or not such AE Property is incorporated into the Customer Property. AE Property shall be treated as Confidential Information of AE in accordance with this Agreement and Customer Deliverables and Customer-Supplied Property (as defined herein) shall be treated as Confidential Information of Customer in accordance with this Agreement. The Customer Deliverables (subject to AE and its licensor’s ownership in any AE Property which comprises the Customer Deliverables) shall be considered “Works Made for Hire,” as defined under the U.S. Copyright laws, and shall be owned by and for the benefit of Customer. In the event that such Customer Deliverables are determined not to qualify as Work Made for Hire, AE will and does hereby assign to Customer all right, title and interest that it may possess in such Customer Deliverables, including but not limited to copyright and other related proprietary rights. AE shall cooperate as reasonable, at Customer’s sole expense, in assisting Customer in recording any such assignments and U.S. and foreign copyright and other intellectual property right applications covering the Customer Deliverables, including but not limited to signing such documents necessary to effectuate the foregoing. Customer will have a non-exclusive, non-transferable license to use the AE Property provided to Customer as part of the Customer Deliverables hereunder upon Customer’s payment in full of all amounts due hereunder at the time of such use, solely in conjunction with, and consistent in scope with, Customer’s permitted use of the Customer Deliverables under this Agreement. AE may utilize any and all methods, computer software, know-how or techniques related to programming and processing of data, developed by it while providing the Services and may incorporate the work product, not including Customer-Supplied Property, in future services of AE. Customer agrees that all intellectual property rights and all other ownership in any ideas, modifications, or suggestions it proposes, creates, or authors relating to the Services, other than Customer Deliverables and Customer-Owned Property (“Suggestions”), are hereby assigned to AE and shall be the sole and exclusive property of AE. AE will have sole discretion as to whether and how to implement any such Suggestions.

Nothing contained in this Section 2.2 shall modify the respective rights of the parties regarding the Mediaspectrum Software provided for elsewhere in this Agreement.
ARTICLE 3
LABOR AND MATERIALS
     3.1 Labor, Tools, Materials and Facilities. AE agrees that except as otherwise specified in this Agreement, the applicable SOW or agreed to in writing by Customer, AE will be responsible for providing all labor, tools, equipment, software, material and facilities necessary to perform the Services and fulfill its obligations under this Agreement.
     3.2 AE Personnel.
          (a) Throughout the Term, AE will be responsible for recruiting, hiring and retaining all personnel necessary to meet its obligations under this Agreement. AE also will determine the methods, details and means of performing the Services in accordance with the terms and conditions of the Agreement.
          (b) AE shall cause its personnel to work collaboratively with Customer personnel to ensure successful performance of the Services. AE also shall take reasonable measures to ensure that the AE employees, representatives, agents or other personnel who perform any work on-site at a Customer facility do not pose a threat or risk to the health, safety and security of Customer’s personnel or its property.
          (c) AE will bear sole responsibility for payment of compensation, expense reimbursement, unemployment insurance, benefits and workers’ compensation for all AE personnel. AE will report and withhold, in accordance with Law, for all AE personnel assigned to the project or performing the Services, all income for federal, state, local or other taxes, social security taxes, unemployment insurance taxes and any other taxes applicable to such persons as required by Law. AE further agrees that it bears sole responsibility for any health or disability insurance, retirement or severance benefits or other welfare or pension benefits, if any, to which AE personnel may be entitled.
          (d) Throughout the term of this Agreement, AE shall maintain workers’ compensation insurance on all its employees and comprehensive liability insurance, with coverages and deductibles consistent with industry standards. The insurance required by this Section 3.2(d) shall be maintained with reputable insurance companies duly licensed to conduct business in the states or foreign countries where the Services are being performed.
     3.3 Customer-Provided Software. If Customer provides AE with any Customer-owned software and imagery (the “Customer-Owned Software”) and software programs which Customer licenses from third parties (the “Third Party Software”) in connection with AE’s performance of the Services, such Customer-Owned Software and Third Party Software shall be identified in the applicable SOW and AE’s rights and license to use such software shall be as specified in the applicable SOW.

     3.4 Customer-Supplied Property. Any and all tools, equipment, materials, software, documents, records, information and other items whatsoever (in whatever form or media) which are furnished to AE by Customer or any of Customer’s representatives or agents including, without limitation, the Customer-Owned Software (collectively, the “Customer-Supplied Property”) are and will remain the sole and exclusive property of Customer (other than the Third Party Software, title to which shall remain with the vendor thereof). While in AE’s possession, AE shall safeguard and maintain all Customer-Supplied Property in good condition, shall bear the risk of loss therefor and shall not use any Customer-Supplied Property for any purpose other than its performance of the Services.
ARTICLE 4
PRICES; INVOICING AND PAYMENT
     4.1 Fees. In consideration for the Services provided hereunder, Customer shall pay AE the following fees:
          (a) the transaction fees (the “Transaction Fees”) in the amounts and per the schedule as set forth in Schedule 4.1 attached hereto; and
          (b) the one-time non-refundable set up and configuration services fees, software license and hardware purchase fees (the “Capitalization Fees”) for the Software License, the Mediaspectrum License and the Hardware in the amounts set forth in Schedule 4.1(b) attached hereto and such Capitalization Fees shall be due, paid and delivered by Customer upon execution and delivery by Customer of this Agreement.
     4.2 Expenses. Customer shall reimburse AE for reasonable travel and travel-related expenses (collectively, the “Expenses”) incurred by AE in connection with the Services, provided that the aggregate Expenses for the 4 SOWs entered into by and between the parties on the Effective Date shall not exceed $25,000. The parties agree to work in good faith to minimize the Expenses incurred by AE hereunder. Upon presentation of documentation of and an invoice for such Expenses the Company will reimburse AE within thirty (30) days following the date or such invoice.
     4.3 Invoices. AE will invoice Customer on for the Transaction Fees in accordance with Schedule 4.1(a) attached hereto, unless otherwise agreed in each SOW. All invoices shall be denominated and paid in U.S. Dollars. All amounts payable pursuant to this Agreement are exclusive of taxes. Accordingly, Customer shall be responsible to pay any and all current and future applicable taxes, however designated, incurred as a result of or otherwise in connection with this Agreement or the Services, including without limitation state and local privilege, excise, sales, services, withholding, and use taxes and any taxes or other amounts in lieu thereof (other than taxes based on AE’s net income).
     4.4 Payment. Except as otherwise provided in this Agreement Customer will pay AE, in U.S. Dollars, the amounts due under an invoice within thirty (30) days following the date or such invoice. Payments shall be made by check or by any other method as agreed to by the parties. Fees that are overdue by thirty (30) days or more shall accrue interest at the rate of 1.5% per month.

     4.5 Disputed Charges. Customer will notify AE, in writing, of any dispute with respect to an invoice or any charges set forth therein within thirty (30) days of the date of such invoice. The parties agree to work to resolve any disputed charges within fifteen (15) days of the receipt of such dispute notice by AE.
ARTICLE 5
RELATIONSHIP MANAGERS
     5.1 Relationship Managers. Customer and AE may each designate one of its management employees to act as its “Relationship Manager” for purposes of implementing this Agreement as specified in the applicable SOW.
     5.2 Replacement of Relationship Manager. Either party may change its Relationship Manager at any time by giving written notice to the other party in accordance with this Agreement; provided, however, that the parties shall use all reasonable efforts to limit changes so as to minimize any disruption of their business relationship.
     5.3 Role and Responsibilities of the Relationship Managers. The role of each Relationship Manager is to provide a primary point of contact through which the parties can address any questions or issues that may arise during the Term. The Relationship Managers shall use all reasonable efforts to perform their responsibilities, which shall include:
          (a) Facilitating communication and cooperation, minimizing conflict and maintaining a relationship that furthers the parties’ shared interests and objectives;
          (b) Cooperating to ensure that the actual relationship between the parties reflects as closely as possible each party’s intentions;
          (c) Responding to questions and resolving disputes referred to them by the parties’ employees having direct responsibility for the Services to be provided and the day-to-day operations involved in or affected by this Agreement;
          (d) Communicating, reviewing and negotiating (when contemplated) any and all changes to the Services, the Service Levels or any Schedule to this Agreement;
          (e) Communicating and reviewing information relating to Improvements and negotiating (when contemplated) any changes to this Agreement arising therefrom; and
          (f) Reviewing and discussing, on at least a quarterly basis: (i) AE’s processes, techniques and operations relating to this Agreement; (ii) AE’s performance under, and compliance with, this Agreement; (iii) AE’s strategic plans and objectives relating to this Agreement; and (iv) AE’s invoicing and Customer’s payment for Services under this Agreement.

     5.4 Meetings. Relationship Managers may meet (either in person or via conference call) from time to time, as reasonably requested by either party, for the purpose of formally reviewing this Agreement and discussing high-level relationship and performance issues.
     5.5 Decisions of Relationship Managers and Escalation of Disputes. Decisions of the Relationship Managers shall be made in accordance with the terms and conditions of this Agreement and shall be in a written document executed by both parties and shall be binding on the parties. If this Agreement specifies that an issue will only take effect if agreed between the parties, then the resolution will only be passed if both Relationship Managers agree in writing. If this Agreement specifies that a party has an approval right or discretion, then the other party’s Relationship Manager may make objections and recommendations, but may not prevent such party from making a particular decision or force such party to make a particular decision. If the Agreement is silent on a matter, the Relationship Managers will work in good faith to address the issue.
ARTICLE 6
CONFIDENTIAL INFORMATION
     6.1 Confidential Information. As used herein, the term “Confidential Information” means any non-public, confidential or proprietary information relating to either party or a third party that is furnished, disclosed or made accessible by the other party hereunder, whether verbally or in writing (including, but not limited to, trade secrets, marketing plans, financial data, specifications, ideas, concepts, techniques, processes, know-how, drawings, diagrams, sketches, models, samples, computer programs and documentation, advertising content, pricing and policies). Confidential Information also includes the terms and conditions of this Agreement (but not its existence), disclosure of which shall be governed by the terms of Section 11.8 of this Agreement. All Confidential Information shall remain the property of the disclosing party and no license or other rights in or to any Confidential Information are granted by virtue of this Agreement.
     6.2 Exclusions from Confidentiality Obligation. Confidential Information of a party shall not include any information that: (i) is in the possession of or known to the other party prior to the time of disclosure to the recipient and was not acquired directly or indirectly from the disclosing party or any person or entity acting on its behalf, as evidenced by documentation; (ii) is or becomes publicly available through no fault of the recipient; (iii) is independently developed by the recipient without the use of any Confidential Information; or (iv) is obtained from a third party without breach by such third party or the recipient of any obligation of confidence with respect to the information disclosed.
     6.3 Court Ordered Disclosure. If either party is subject to an order or requirement of a court, regulatory agency or other government body of competent jurisdiction to disclose Confidential Information of the other party, it: (i) will notify the other party immediately of such order or requirement to disclose (unless prohibited by such court, agency or government body) and use reasonable efforts to resist, or to assist the other party in resisting, such disclosure and, if such disclosure must be made, to obtain or assist in obtaining a protective order or comparable assurance that the Confidential Information disclosed shall be held in confidence and not be further disclosed absent the other party’s prior written consent and (ii) disclose only those portions of the disclosing party’s Confidential Information as are necessary to comply with such order or requirement.
     6.4 Use and Disclosure Restrictions. Both parties agree: (i) to use the other party’s Confidential Information solely for the purpose of performing its obligations and exercising its rights under this Agreement; (ii) to make only such number of copies of any Confidential Information as may be reasonably necessary for the purpose of performing its obligations and exercising its rights under this Agreement; (iii) not to disclose any Confidential Information to any third party, except to those of its representatives, employees, subcontractors and agents who have a need to know such Confidential Information for purposes of fulfilling the obligations of each party hereunder and who agree to maintain the confidentiality of such Confidential Information; and (iv) not to encrypt any Confidential Information transmitted electronically. Each party will be responsible for any breach of this Article 8 by its representatives, employees, subcontractors and agents.
     6.5 Return or Destruction. Upon the expiration or termination of this Agreement, or at any time upon the request of the disclosing party, the other party will promptly return or, at the disclosing party’s direction, destroy all Confidential Information of the other party, in whole or in part, in whatever format, including any copies thereof.
     6.6 Equitable Relief. Each party agrees that monetary damages will not be a sufficient remedy for any breach of its obligations under this Article and that, in the event of such a breach, the non-breaching party shall be entitled to equitable relief including injunction and specific performance. Such equitable relief shall be in addition to other remedies at law or in equity that are available to the non-breaching party.
     6.7 Survival. The provisions of this Article shall survive termination of this Agreement.
ARTICLE 7
REPRESENTATIONS AND WARRANTIES
     7.1 Representations and Warranties of AE. AE represents and warrants to Customer as follows:
          (a) All Services will be performed in a professional and workmanlike manner, consistent with industry standards and in accordance with the provisions of each applicable SOW.
          (b) AE has all approvals, bonds, licenses, permits and consents which are necessary to perform its obligations in accordance with this Agreement, including granting the Software License and the Mediaspectrum License.
          (c) AE will at all times maintain all necessary legal permits and licenses required by any governmental unit or agency and will comply with all applicable international,

national, state, regional and local laws, regulations, court orders and governmental or regulatory agency orders (collectively, “Laws”) in performing its duties hereunder and in connection with providing the Services.
          (d) AE has full power and authority to execute, deliver and perform this Agreement and each SOW.
          (e) This Agreement and each SOW have been duly and validly authorized, executed and delivered by AE and constitute valid and binding agreements enforceable against AE in accordance with their respective terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to creditors’ rights generally and by principles of equity.
          (f) Neither the Services nor any Customer Deliverable (not provided by Customer) infringes or involves the misappropriation of any intellectual property right of any third party (AE sole liability and Customer’s sole remedy shall be as specified in Section 8.1 hereof).
     EXCEPT AS PROVIDED IN SECTION 7.1(A), THE SERVICES AND ANY DELIVERABLES PROVIDED BY AE TO CUSTOMER SHALL BE PROVIDED “AS IS” WITHOUT ANY WARRANTIES WHATSOEVER, EITHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.
     If the Services are not performed as warranted in Section 7.1(a), or are not timely performed, then AE shall promptly re-perform, or cause to be re-performed, such Services, at no additional charge to the Customer, provided, however, that if Customer is required to issue its customer a credit or refund its customer a fee for the Services even if the Services were to be re-performed by AE in accordance with the terms herein, , then AE shall not re-perform the Services and shall instead refund the fees paid by Customer with respect to such particular deficient Services. The warranty set forth in Section 7.1(a) shall, except insofar as a breach thereof may provide the grounds for termination of this Agreement, only survive for thirty (30) days following the end of the calendar month during which the completion of the Services or delivery of any applicable deliverable, as the case may be, occurs. Such re-performance or refund shall be Customer’s exclusive remedy and AE’s sole liability for any such non-performance of Section 7.1(a), except for such rights to terminate this Agreement as Customer may have under Section 10.2.
     7.2 Representations and Warranties of Customer. Customer represents and warrants to AE as follows:
          (a) Customer or the applicable affiliate of Customer has full power and authority to execute, deliver and perform this Agreement and each SOW.

          (b) This Agreement and each SOW have been duly and validly authorized, executed and delivered by Customer or the applicable affiliate of Customer and constitute valid and binding agreements enforceable against Customer or the applicable affiliate of Customer in accordance with their respective terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to creditors’ rights generally and by principles of equity.
ARTICLE 8
INDEMNIFICATION; LIABILITY
     8.1 AE Indemnity.
          (a) AE shall indemnify, defend and hold harmless Customer from and against any and all liabilities, losses, claims, demands, damage, judgments and costs and expenses, including reasonable attorneys’ fees (collectively, “Damages”), based upon third party claims against Customer that arise out of or in connection with: (i) any aspect of the employment relationship between AE and AE’s employees assigned to provide the Services hereunder; (ii) any action brought by any of AE’s personnel seeking to be treated as an Customer employee and/or seeking Customer employee benefits; (iii) a claim that the Services, including the Software, or any Customer Deliverable (not provided by Customer) infringes or involves the misappropriation of any intellectual property right of any third party; (iv) any bodily injury, death or damage to tangible personal property caused by the negligent or willful acts or omissions of AE or its employees or subcontractors in the performance of Services; (v) theft, fraud, misappropriation by AE or its officers, employees, agents, contractors, subcontractors or successors, of tangible or intangible property of Customer; (vi) any breach of this Agreement or an SOW by AE; or (vii) any violation of any Law by AE in its performance of this Agreement.
          (b) Should any Customer Deliverable become, or in AE’s opinion be likely to become, the subject of a claim of infringement or trade secret misappropriation as set forth above, AE shall, at its option and expense, in addition to its obligations under Section 8.1(a)(iii) hereof, either: (i) procure for Customer the right to continue to use the infringing deliverable, or (ii) replace or modify the infringing deliverable to make its use non-infringing without loss of substantial functionality.
          (c) Regardless of the foregoing, AE shall have no liability or obligation to Customer with respect to any claim if such a claim is based on the combination, operation, or use of the Customer Deliverable with materials which were not provided by AE, to the extent that Customer’s liability for such claim would have been avoided in the absence of such combination, operation, or use.
          (d) Sections 8.1(a) and (b) state AE’s sole obligation and Customer’s sole remedy in the event that a deliverable infringes or misappropriates any intellectual or proprietary rights of any third party.
     8.2 Customer Indemnity. Customer shall indemnify, defend and hold harmless AE from and against any and all Damages, based upon third party claims against Customer that arise out of or in connection with AE’s possession of or use of the Customer-Supplied Property, Customer-Owned Software and/or Third Party Software in accordance with this Agreement.
     8.3 Limitation On Liability. In no event shall either party be liable for lost profits, lost savings, loss of information or data, or any other special, indirect, consequential or incidental damages. AE’s cumulative liability for any claims arising under this Agreement or in connection with a SOW (other than claims arising under Article 6 or Section 8.1(a)(i), (ii), (iii), (iv), (v) or (vii) hereof) shall be limited to the amount that AE has received from Customer in connection with such SOW during the twelve month period immediately preceding the event giving rise to such damages.
     8.4 Indemnification Procedures.
          (a) The party seeking indemnification (the “Indemnified Party”) shall give prompt notice to the party against whom indemnification is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding in which indemnification may be sought under this Article (a “Proceeding”).
          (b) Promptly after receipt by the Indemnified Party of notice of the commencement of any Proceeding against it, such Indemnified Party will give notice to the Indemnifying Party of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnifying Party’s failure to give such notice.
          (c) If any Proceeding is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such Proceeding, the Indemnifying Party will have the sole right to assume the defense of such Proceeding (unless the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding) with counsel selected solely by the Indemnifying Party, and to defend and settle the claim in its sole discretion. If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not, within fifteen (15) days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnified Party shall be entitled to control the defense of such Proceeding, at the Indemnifying Party’s sole cost and expense, provided that the Indemnifying Party shall have the right to participate at its sole cost and expense, and the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party. If an Indemnifying Party assumes the defense of such a Proceeding, (a) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s consent (which shall not be unreasonably withheld) unless (i) there is no finding or admission of any violation of Law or any violation of the rights of any person by, and no effect on any other claims that may be made against, the Indemnified Party and (ii) the sole relief provided is monetary damages that are paid by the Indemnifying Party and (b) the Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected by the Indemnified Party without its consent (which shall not be unreasonably withheld). If the Indemnifying Party chooses to defend any legal proceeding, the Parties hereto shall cooperate in the defense or prosecution of such legal proceeding. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
ARTICLE 9
Intentionally Omitted.
ARTICLE 10
TERM AND TERMINATION
     10.1 Term of Agreement. This Agreement shall be effective as of the date the first SOW is effective (the “Effective Date”) and shall expire on the third anniversary of the Effective Date, unless sooner terminated as provided in this Article 10 (the “Term”). Upon the expiration or termination of this Agreement, all Statements of Work executed pursuant to this Agreement shall also terminate concurrently with the expiration or termination of the Agreement. Upon at least ninety (90) days prior written notice before the end of the then current term, Customer may renew the Agreement for successive one (1) year periods provided that the fee to host and support the Mediaspectrum Software during each such renewal period shall be $180,000 and the parties shall agree on the transaction fees for each such renewal period. In addition, in the event of the termination or expiration of this Agreement, AE shall, at Customer’s request, provide Customer with an electronic copy of all Customer data in the Mediaspectrum Software previously hosted by AE or with access to extract such data.
     10.2 Termination for Cause.
          (a) Upon the occurrence of a breach of this Agreement or any SOW, the breaching party shall have a period of thirty (30) days after the date of written notice thereof from the other party in which to cure such breach to the reasonable satisfaction of the other party. If the breaching party does not cure its breach to the reasonable satisfaction of the other party, then as of the end of such thirty (30) day period an “Event of Default” with respect to the breaching party shall be deemed to have occurred.
          (b) Upon an Event of Default, the non-breaching party shall have the right, in the exercise of its sole discretion, to terminate this Agreement by giving written notice thereof to the breaching party. Thereafter, the non-breaching party may pursue any and all available legal and equitable remedies against the breaching party. In addition, upon an Event of Default by AE, Customer may elect to terminate only those individual Services affected by such Event of Default without terminating the entire Agreement.
     10.3 Termination without Cause. Any time after the first year anniversary of the Effective Date, either party may terminate this Agreement, without cause, upon one hundred eighty (180) days prior written notice to the other party.

     10.4 Termination for Insolvency or Cessation of Business. Either party may terminate this Agreement upon ten (10) days prior written notice in the event the other party: (i) becomes insolvent or unable to pay its debts as they mature; (ii) makes a general assignment for the benefit of its creditors; (iii) makes or permits the appointment of a receiver for all or substantially all of its property; (iv) authorizes, applies for or consents to the appointment of a trustee or liquidation of all or a substantial part of its assets or has proceedings seeking such appointment commenced against it; (v) files a voluntary petition under any bankruptcy, insolvency or reorganization laws of the United States or has proceedings under any such law instituted against it; (vi) has any substantial part of its property become subject to any levy, seizure, assignment or sale for or by any creditor or governmental agency; or (vii) dissolves or ceases to do business.
     10.5 Termination for Non Payment of Invoices. AE may, at its sole discretion, cease providing Services under this Agreement if Customer is more than thirty (30) days late in payment of any undisputed invoice amount, and may terminate this agreement for non-payment if Customer is more than forty-five (45) days late in payment of any undisputed invoice amount, provided that AE provides written notice to Customer pursuant to this Agreement of AE’S intended action.
     10.6 Remedies Cumulative. The rights and remedies herein provided for an Event of Default or in the case of insolvency or cessation of business are cumulative and shall not affect in any manner any other remedies that a party may have by reason of such Event of Default, insolvency or cessation of business. The exercise of any right or remedy herein provided shall be without prejudice to the right to exercise any other right or remedy provided herein, at law or in equity. Except as provided herein, non-performance by a party experiencing a Force Majeure Condition will not be a breach of this Agreement for any purpose other than providing grounds for termination of this Agreement as long as all reasonable efforts are made to expeditiously remedy the problem causing such non-performance. The party affected by a Force Majeure Condition shall immediately notify the other party thereof, and make all commercially reasonable efforts to mitigate the effect and extent of any Force Majeure Condition and the adverse consequences thereof.
     10.7 Effect of Termination. Upon Customer’s request, after the date of termination AE shall, at Customer’s sole expense, deliver the Hardware to Customer as reasonably directed by Customer. If Customer does not request delivery of the Hardware within thirty (30) days of the termination date, AE shall retain the Hardware and own all rights, title and interest in and to the Hardware. All fees due an payable under this Agreement shall survive termination of the Agreement (including without limitation any true-up fees as specified in any applicable SOW).
ARTICLE 11
MISCELLANEOUS
     11.1 Force Majeure Condition. A party shall not be in default under this Agreement for any purpose other than providing grounds for termination of this Agreement or liable for any nonperformance which is caused by acts outside of its reasonable control including fire, flood, explosion, war, terrorism, embargo, or act of God during the period to the extent that such extraordinary condition delays, impairs or prevents such party’s performance, provided that such breach or delay is not the fault of the non-performing party and could not have been prevented by the non-performing party taking commercially reasonable precautions (a “Force Majeure Condition”).
     11.2 Governing Law; Jurisdiction; Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois in the United States of America as such laws are applied to contracts entered into and performed entirely within such state, without regard to the conflict of law principles thereof. AE and Customer irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the federal and state courts of the State of Illinois, County of Kane, in the United States of America.
     11.3 Service of Process. Each party irrevocably consents to the service of process in any action or proceeding in the same manner as provided for notice pursuant to Section 11.5; provided, however, that the foregoing shall not limit the right of either party to effect service of process on the other party by any other legally available method.
     11.4 Attorneys’ Fees. In the event that an action is brought to enforce the terms of this Agreement, the prevailing party shall be reimbursed its costs and reasonable attorneys’ fees by the nonprevailing party.
     11.5 Notices.
              (a) The parties hereby appoint the following individuals to act as their authorized representatives for the purposes of the Agreement. All notices, requests, demands and other communications under this Agreement shall be in writing and delivered in person or sent by overnight courier, postage prepaid, or by facsimile transmission, and addressed as follows:

The Sun-Times Company	Affinity Express, Inc.

Attn: John Barron	Attn: Chief Financial Officer
The Sun-Times Company	Affinity Express Inc.
c/o Sun-Times Media Group, Inc.	2200 Point Blvd, Suite 130
350 North Orleans Street 10-S	Elgin, Il 60123
Chicago, IL 60654	Facsimile: (847) 930-3299
Fax: 312-321-2199
with a copy to:
with a copy to:
Legal Department	Attn: Daniel M. Carroll, Esq.
Sun-Times Media Group, Inc.
350 North Orleans Street 10-S	Carroll & Vounessea, LLP
Chicago, IL 60654	Three Essex Green Drive, Suite 5
Attn: General Counsel	Peabody, MA 01960
Fax: 312-321-0629	Facsimile: (978) 359-0261

          (b) Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.
          (c) All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 11.5 shall be effective: (i) on the second business day after deposit, if delivered by overnight courier, charges prepaid; (ii) on the day of transmission, if sent via facsimile (with a confirmation copy sent by regular mail); or (iii) as of the day of receipt if hand delivered.
     11.6 Independent Contractors. The parties to this Agreement are independent contractors. Neither party is an agent, representative or partner of the other party. Neither party shall have any right, power or authority to enter into any agreement for, or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other party. This Agreement shall not be interpreted or construed to create an association, agency, joint venture or partnership between the parties or to impose any liability attributable to such a relationship upon either party. Moreover, nothing in this Agreement will be interpreted or construed as establishing or creating the relationship of joint employer, single employer or any other employment relationship between AE and Customer, or employer and employee between Customer and any employee, contractor, representative or agent of AE. Each party has and hereby retains the right to exercise full control of and supervision over the performance of its obligations hereunder and full control over the employment, direction, compensation and discharge of its employees (and permitted agents and subcontractors) assisting in the performance of such obligations.
     11.7 No Recruiting. During the term of this Agreement and for a period of one (1) year after the expiration or termination of this Agreement, neither party will recruit nor employ, directly or indirectly, any employee of the other party involved in the performance of this Agreement, unless otherwise mutually agreed; provided, however, that employment resulting from general solicitations that appear in digital or written media shall not be deemed to violate this Section.
     11.8 Disclosure and Publicity. The specific terms and conditions of this Agreement are confidential and shall not be disclosed by either of the parties hereto without the consent of the other party, not to be unreasonably withheld, except as required by law or the rules of the New York Stock Exchange or any other national securities exchange; provided, however, that either party may disclose the general nature of this Agreement and their business relationship. In addition, AE may identify Customer as a user of AE’s services and either party may issue media releases, public announcements and public disclosures relating to this Agreement or its subject matter, including promotional or marketing material, subject to the consent of the other party, not to be unreasonably withheld.

     11.9 Expenses. Each party shall pay all of its own costs and expenses incurred or to be incurred by it in the negotiation and preparation of this Agreement.
     11.10 No Dependence. AE acknowledges and agrees that Customer is not responsible for knowing AE’s dependence on revenues from sales to Customer in proportion to AE’s revenues from other customers and AE agrees to release, hold harmless and indemnify Customer from any and all claims and liabilities relating to AE’s financial stability or AE’s loss of business or profits from other customers which may result from Customer’s termination of this Agreement for any reason whatsoever.
     11.11 Entire Agreement. This Agreement, together with the Schedules attached hereto and any SOWs, sets forth the entire agreement and understanding of the parties and supersedes any and all prior written and oral agreements between the parties with respect to the subject matter hereof.
     11.12 Amendments. This Agreement may not be amended, modified or supplemented except by a written instrument signed by both parties.
     11.13 Headings. The subject headings of the articles, sections and subsections of this Agreement are included only for purposes of convenience, and shall not affect the construction or interpretation of any of its provisions.
     11.14 No Third Party Beneficiaries. Except for the rights of Mediaspectrum as it pertains to the Mediaspectrum Software as specified on Exhibit 1.1(c) attached hereto, this Agreement is not made for the benefit of any person, firm, corporation or association other than the parties hereto and the parties do not intend to confer any rights or benefit hereunder on any person, firm or corporation other than the parties hereto; nor shall any person, firm or corporation be allowed to claim any rights or benefits.
     11.15 Waivers. The failure of either party to insist upon or enforce strict performance by the other party of any provision of this Agreement, or to exercise any right under this Agreement, shall not be construed as a waiver or relinquishment of such party’s right to enforce any such provision or right in any other instance.
     11.16 Severability. In the event that any provision of the Agreement conflicts with the law under which the Agreement is to be construed, or if any such provision is held invalid by an arbitrator or tribunal with jurisdiction over the parties to the Agreement, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the remainder of the Agreement shall remain in full force and effect.
     11.17 Survival. To the extent that provisions in this Agreement impose obligations that by their terms extend beyond the duration of this Agreement, such provisions shall survive termination or expiration of this Agreement as necessary to affect their purposes.

     11.18 Assignment. Neither party may assign or otherwise transfer this Agreement or any SOW or any rights or obligations hereunder or thereunder, in whole or in part, other than to a successor entity in the event of merger, consolidation, transfer, sale, “roll-up,” stock purchase or public offering of stock or the sale of substantially all of the assets, without the other party’s prior written consent, which consent shall not be unreasonably withheld or delayed, provided, however that if any of Customer’s affiliates who have executed an SOW or any Newspaper owned by Customer or any such affiliate is sold, transferred or otherwise acquired by another party, Customer shall have the right, upon prior written notice to AE but without the consent of AE, to assign or otherwise transfer this Agreement or any SOW and the rights and obligations hereunder and thereunder, in relevant part, to any such acquiror. Notwithstanding anything in this Section 11.18 to the contrary, Customer shall not have the right to assign its rights to the use of the Mediaspectrum Software unless such assignment is consented to by Mediaspectrum as specified on Exhibit 1.1(c) attached hereto.
     11.19 Binding Effect; Counterpart and Facsimile Signatures. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together constitute the same instrument. Facsimile signatures shall have the same legal effect as original signatures.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

THE SUN-TIMES COMPANY		AFFINITY EXPRESS, INC.

By:	/s/ Cyrus F. Freidheim, Jr.	By:	/s/ David McTarnaghan

Name:	Cyrus F. Freidheim, Jr.	Name:	David McTarnaghan

Title:	President & CEO	Title:	President, Ad Services